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                                                                    Exhibit 99.1

                               HEXCEL CORPORATION

ACCOUNTING FOR MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

         On March 19, 2003, Hexcel Corporation ("Hexcel" or the "Company") issued 125,000 shares of series A convertible preferred stock and 125,000 shares of series B convertible preferred stock for $125.0 million in cash. The two new series of convertible preferred stocks are convertible into an aggregate of approximately 49.8 million shares of Hexcel common stock.

         The series A and the series B convertible preferred stocks are mandatorily redeemable on January 22, 2010 for cash or Hexcel common stock at the Company's discretion. Both preferred stocks are convertible, at the option of the holder, into common stock at a conversion price of $3.00 per share, and will automatically be converted into common stock if the closing trading price of the common stock for any period of 60 consecutive trading days ending after March 19, 2006 exceeds $9.00 per share. The preferred stockholders are entitled to vote on an as converted basis with Hexcel's common stockholders.

         Commencing on the third anniversary of the original issuance, holders of the series A convertible preferred stock will be entitled to receive dividends at an annual rate of 6% of the "accrued value." Accrued value is calculated as an amount equal to the sum of $1,195.618 per share and the aggregate of all accrued but unpaid dividends. Dividends are payable quarterly and may be paid in cash or added to the accrued value of the preferred stock, at Hexcel's option. The series B preferred stock does not accrue dividends.

         The issuance of the series A and series B convertible preferred stock will result in certain deductions being recognized in the Company's consolidated statement of operations until such time as the preferred stock is converted to Hexcel common stock or redeemed. These deductions will be reported under a caption "Deemed preferred dividends and accretion," and represent a reduction of net income (loss) in arriving at net income (loss) available to common shareholders. On the Company's consolidated statement of operations, "Deemed preferred dividends and accretion" will be reported after "Net income (loss)" and before a new total captioned "Net income (loss) attributable to common shareholders."

         "Deemed preferred dividends and accretion" will be composed of four components. The accretion of these components is a non-cash event. However, cash may be utilized to pay future dividends and/or for the redemption of the preferred stock. In addition, in each instance the components are accrued over the life of the convertible preferred stock using the effective interest method:

       i. ACCRUED DIVIDENDS. Although the holders of the series A convertible preferred stock do not accrue dividends until the third anniversary of the issuance of the stock, U.S. GAAP requires that the dividends be accrued for accounting purposes over the life of the stock. Further, it has been assumed that the dividends payable to the holders of the series A convertible preferred stock will be accrued at the Company's election and not paid in cash when due. The accrued value of dividends over the term of the series A convertible preferred stock is $40.2 million.

       ii. DISCOUNT. U.S. GAAP requires that the Company measure the difference between the stated value of the convertible preferred stock and the cash received from its issuance and accrete this difference over the term of the preferred stock. The stated value of the convertible preferred stock is $149.4 million, being the product of the number of shares of Hexcel common stock into which the two series of convertible preferred stock may be converted and the conversion price of $3.00 per share. The gross cash proceeds from the sale of the convertible preferred stock were $125.0 million. The discount to be accreted over the term of the preferred stock is therefore $24.4 million.


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       iii.   BENEFICIAL CONVERSION FEATURE ("BCF"). The BCF to be accreted over the term of the convertible preferred stock has been estimated as $23.4 million. The BCF is the difference between the proceeds received from the issuance of the series A and series B convertible preferred stock, net of commitment fees and the deemed fair market value at the closing of the Company's common stock into which the series A and series B convertible preferred stock is convertible. The deemed fair market value of the Company's common stock was calculated based upon the average price of the Company's common stock on March 19, 2003 of $2.93 per share.

       iv. ISSUANCE COSTS. Issuance costs associated with the transaction are estimated to be $5.2 million. This amount will be accreted over the term of the convertible preferred stock.

       Based on these computations, the Company estimates that the "Deemed preferred dividends and accretion" it will report annually will be as noted below. The actual amount reported will depend upon the final computation of the four components discussed above, the Company's actual payment practice with respect to the series A convertible preferred stock dividends and whether such preferred stock is mandatorily converted into Hexcel common stock. The amount for 2003 reflects the period from March 19, 2003 to the end of the calendar year.

--------------------------------- ---------- --------- ---------- ---------- ---------- ----------- ---------- ---------
(IN MILLIONS)                       2003       2004      2005       2006       2007        2008       2009       2010
--------------------------------- ---------- --------- ---------- ---------- ---------- ----------- ---------- ---------
Deemed preferred dividends
  and accretion                   $     9.6  $   12.6  $    13.0  $    13.5  $    14.0  $     14.5  $    15.1  $    0.9
--------------------------------- ---------- --------- ---------- ---------- ---------- ----------- ---------- ---------

       The convertible preferred stock will be reported on Hexcel's consolidated balance sheet as of March 19, 2003 at a value of $96.4 million, which represents net cash proceeds of $119.8 million, after issuance costs of $5.2 million, less the BCF of $23.4 million. The BCF will be credited to shareholders equity (deficit) as additional paid in capital. The carrying value of the convertible preferred stock will increase as the Company recognizes deemed preferred dividends and accretion as reflected in the table below:

---------------------------------- ---------------------------------------------------------------------------------------
                                                                     AS OF DECEMBER 31
(IN MILLIONS)                        2003       2004       2005       2006       2007       2008       2009       2010
---------------------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
Mandatorily redeemable
convertible preferred stock        $   106.0  $   118.6  $   131.6  $   145.1  $   159.1  $   173.6  $   188.7  $   189.6
---------------------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
Stockholders' equity (deficit)
    Additional paid in capital     $    13.8  $     1.2  $  (11.8)  $  (25.3)  $  (39.3)  $  (53.8)  $  (68.9)  $  (69.8)
---------------------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------